                   AGREEMENT OF CHANGE IN CORPORATE STRUCTURE

    AGREEMENT OF CHANGE IN CORPORATE STRUCTURE (the "Agreement"), dated April
30, 2002, by and between Media Sciences International, Inc., formerly known as
Cadapult Graphic Systems, Inc., a Delaware corporation (the "Parent
Corporation"), and Cadapult Graphic Systems, Inc., a newly formed wholly owned
New Jersey corporation (the "Subsidiary Corporation").

    Whereas, Parent Corporation engages in the business of the manufacture and sale of workgroup color printer supplies through its Media Sciences business division ("MSBD") through Media Sciences, Inc., a wholly owned subsidiary
("Media Sciences");

    Whereas, Parent Corporation engages in the business of computer graphics systems supplies and services through its Cadapult business division ("CBD")
through Parent Corporation;

    Whereas, Parent Corporation believes that it is in the best interests of the
Parent Corporation, CBD and MSBD that the business, assets and operations of CBD be organized in a similar manner as Media Sciences is organized, so that the business of CBD is operated through a subsidiary of Parent Corporation;

    Whereas Parent Corporation has organized the Subsidiary Corporation in the
State of New Jersey, which is a wholly owned subsidiary of Parent Corporation, to acquire substantially all of Parent Corporation's CBD assets, CBD business, and CBD goodwill, net of liabilities, in exchange solely for the common stock of the Subsidiary Corporation, in a tax-free reorganization as allowed under
Section 351 of the Internal Revenue Code of 1986, as amended.

    Whereas, the purpose of this Agreement is to effect the change in structure of the operations of CBD as hereinafter provided.

    Now, therefore, in consideration of the premises and the respective agreements hereinafter set forth, the parties agree as follows:

                                   ARTICLE I.
                                   DEFINITIONS

    General Definitions. Whenever used herein, the following terms shall have the meaning set forth below:

    "Affiliate" means a Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with the
Person specified.

    "Assets" means assets, properties and rights (including goodwill), wherever located (including in the possession of vendors or other third parties or elsewhere), whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person;
however it specifically excludes any assets of Media Sciences.

    "Assumed Assets" means all of the assets of Parent Corporation, specifically excluding any assets of Media Sciences; provided, that Assumed Assets shall not include the Retained Assets. Assumed Assets include:

        (i) all assets reflected in the Parent Corporation's Balance Sheet; and
        (ii) intellectual property rights.

    "Assumed Liabilities" means all of the liabilities primarily related to CBD and specifically excluding any liabilities of Media Sciences; provided, that
Assumed Liabilities shall not include the Retained Liabilities. Assumed
Liabilities include:

        (i)    all liabilities reflected in the Parent Corporation's Balance
               Sheet, subject to any discharge of such liabilities subsequent to the date of the Parent Corporation's Balance Sheet,
        (ii)   all contingent liabilities;
        (iii)  litigation matters;
        (iv)   employment agreements of officers;
        (v)    restrictive covenants;
        (vi)   lease;
        (vii)  insurance policies;
        (viii) payroll, bonus, commission;
        (ix)   401(k).

    "Intellectual Property" means all trademarks, service marks, trade names, trade dress, domain names, logos, business and product names, slogans, and registrations and applications for registration or renewal thereof; copyrights and registrations or renewals thereof; mask works and registrations thereof;
inventions, processes, designs, formulae, trade secrets, know-how, confidential and technical information; all other intellectual property and proprietary rights; copies and tangible embodiments thereof (in whatever form or medium, including electronic media); and licenses of any of the foregoing; provided, however, that Intellectual Property shall not include the CBD Trademarks or CBD
Patents.

    "Liabilities" shall mean any and all debts, liabilities and obligations, absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, including all costs and expenses relating thereto, and including, without limitation, those debts, liabilities and obligations arising under any law, rule, regulation, Action, threatened Action, order or consent decree of any governmental entity or any award of any arbitrator of any kind, and those arising under any contract, commitment or undertaking.

    "Person" means an individual, a partnership, a corporation, a limited liability company, a trust, an unincorporated organization, a government or any department or agency thereof or any other entity.

    "Reasonable Efforts" means the obligated party is required to make a diligent, reasonable and good faith effort to accomplish the applicable objective. Such obligation, however, does not require any expenditure of funds or the incurrence of any liability, in either case which is unreasonable in light of the related objective, nor does it require that the obligated party act in a manner which would otherwise be contrary to prudent business judgment in light of the objective attempted to be achieved. The fact that the objective is not actually accomplished is not dispositive evidence that the obligated party did not in fact utilize its Reasonable Efforts in attempting to accomplish the objective.

    "Retained Assets" means the assets of Parent Corporation and its Affiliates other than the CBD Assets, including without limitation:

        (1) ownership of Media Sciences;
        (2) loan payable by Media Sciences.

    "Retained Business" shall mean the businesses conducted by Parent
Corporation and its Affiliates other than the CBD.

    "Retained Liabilities" means any of the following liabilities or obligations of Parent Corporation or its Affiliates, whether or not related to the Business and whether direct or indirect, known or unknown, or absolute or contingent:

        (1) any liabilities or obligations incurred by Parent Corporation or its
            Affiliates in connection with the conduct of the Retained Business;
        (2) any liability pertaining solely to a Retained Asset;
        (3) any liabilities or obligations related to indemnification or other provision under any contract or other agreement pursuant to which any sale or disposition was made of any business or product line formerly owned or operated by Parent Corporation or any predecessor but not presently so owned or operated;
        (4) any liabilities or obligations of Parent Corporation or any of its
            Affiliates for indemnification of any present or former director or officer of (or other person serving in a fiduciary capacity at the request of) Parent Corporation or its Affiliates based on actual or alleged breach of fiduciary duty of such person prior to Closing;
        (5) any liabilities or obligations incurred on or prior to the Closing
            Date related to intercompany trade payables or intercompany debt;
        (6) any obligations related to common stock, preferred stock, stock options, warrants, or other securities issued by Parent Corporation;
        (7) any (x) Tax of Subsidiary Corporation or Parent Corporation
            described in clause (i) of the definition of Tax related to all taxable periods ending on or prior to the Closing Date or the pre-Closing portion of all complete taxable periods that include, but do not end on, the Closing and (y) Tax described in clause (ii)
            or (iii) of the definition of Tax, and any liability as transferee.

For purposes of this Agreement, "Tax" means (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, registration, recording, documentary, conveyancing, gains, withholding on amounts paid to or by Parent
Corporation or Subsidiary Corporation, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any governmental authority responsible for the imposition of any such tax (domestic or foreign), (ii) in the case of Subsidiary
Corporation, liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Closing Date a member of an affiliated, consolidated, combined or unitary group and (iii) liability for the payment of any amounts of the type described in (i) as a result of being party to any agreement or any express or implied obligation to indemnify any other Person; and

    1.3 Interpretation. Unless the context of this Agreement otherwise requires,
(a) words of any gender shall be deemed to include each other gender, (b) words using the singular or plural number shall also include the plural or singular number, respectively, and (c) reference to "hereof", "herein", "hereby" and similar terms shall refer to this entire Agreement.

                                   ARTICLE II.
                                    TRANSFERS

    2.1 (a) Transfer of assets to Subsidiary Corporation. Subject to the terms and conditions of this Agreement, Parent Corporation will convey and transfer to the Subsidiary Corporation at the closing hereunder substantially all of Parent
Corporation's then existing assets and business as a going concern which include the Assumed Assets, including, without limitation, its goodwill and its right to the use of its name; and Parent Corporation shall at the time of the closing deliver such assets and business at the then location thereof to the Subsidiary
Corporation.

    (b) Transfer of liabilities to Subsidiary Corporation. Subject to the terms and conditions of this Agreement, Parent Corporation will convey and transfer to the Subsidiary Corporation at the closing Parent Corporation's then existing liabilities identified as Assumed Liabilities (whether or not reflected or reserved against in Parent Corporation's balance sheets, books of account, and records).

    (c) Consideration for Transfer to Subsidiary Corporation. The Subsidiary
Corporation shall issue shares of its common stock to Parent Corporation.

    (d) Misallocated Assets. In the event that at any time or from time to time
(whether prior to, on or after the Closing Date), any party hereto shall receive or otherwise possess any asset that is allocated to any other Person pursuant to this Agreement, such party shall promptly transfer, or cause to be transferred, such asset to the Person so entitled thereto. Prior to any such transfer, the
Person receiving or possessing such asset shall hold such asset in trust for any such other Person.

    (e) Mistaken Assignments and Assumptions. In addition to those transfers and assumptions accurately identified and designated by the parties to take place but which the parties are not able to effect prior to the Closing Date, there may exist (i) assets that the parties discover were, contrary to the agreements between the parties, by mistake or omission, transferred to Subsidiary
Corporation or (ii) liabilities that the parties discover were, contrary to the agreements between the parties, by mistake or omission, assumed by Subsidiary
Corporation. The parties shall cooperate in good faith to effect the transfer or re-transfer of such assets, and/or the assumption or re-assumption of such liabilities, to or by the appropriate party and shall not use the determination that remedial actions need to be taken to alter the original intent of the parties hereto with respect to the assets to be transferred to or liabilities to be assumed by Subsidiary Corporation. Each party shall reimburse the other or make other financial adjustments (e.g., without limitation, cash reserves) or other adjustments to remedy any mistakes or omissions relating to any of the assets transferred hereby or any of the liabilities assumed hereby.

    (f) Subsidiary Corporation and Parent Corporation shall execute and deliver such other transfer documents as are necessary and appropriate to consummate the transactions contemplated in this Section 2.1.

                                  ARTICLE III.
                         CLOSING AND CLOSING DELIVERIES

    3.1 Closing Date. The term "Closing" as used herein shall refer to the actual transfers, assignments, conveyances and deliveries contemplated by
Article II as taking place at the Closing. The Closing shall take place as soon as reasonably practical following the date upon which the conditions precedent set forth in Section 5.1 are satisfied or such other effective time as the parties may agree (the "Closing Date").

    3.2 Deliveries at Closing.

        (a) With respect to the transactions contemplated by Article II:

            (i) Parent Corporation shall deliver to Subsidiary Corporation the following:

                (A) all such deeds, bills of sale, lease assignments and other contract assignments and other documents and instruments of sale, transfer, assignment, conveyance and deliverance as may be necessary and appropriate to implement the intended transfers contemplated by
            Article II; and

                (B) such other documents and instruments as may be reasonably necessary to implement the transfers contemplated hereby.

            (ii) Subsidiary Corporation shall deliver to Parent Corporation the following:

                (A) such documents and instruments as may be reasonably
            necessary to implement the transfers and assumption of the Assumed
            Liabilities.

    3.3 Cooperation. Each of Parent Corporation and Subsidiary Corporation
shall, at the request of the other party, prior to, on and after the Closing, cooperate with one another by furnishing any additional information, executing and delivering any additional documents and/or instruments and doing any and all such other things as may be reasonably required to consummate or otherwise implement the transactions contemplated by this Agreement.

                                   ARTICLE IV.
                 PRE-CLOSING FILINGS, CONSENTS AND OTHER MATTERS

    4.1 Governmental Filings. The parties hereto covenant and agree with each other to (a) promptly file, or cause to be promptly filed, with any Governmental
Authority all such notices, applications (including applications for permits, licenses and other similar instruments), forms or other documents as may be necessary to consummate the transactions contemplated hereby.

    4.2 Approval by transferor's shareholders. Parent Corporation shall have duly called and given due notice of a meeting of the holders of its common stock for the purpose of voting upon the transfer contemplated herein to the
Subsidiary Corporation, a name change, and shall have obtained sufficient votes to approve the transactions.

    4.3 Consent of Third Parties. Parent Corporation shall use its Reasonable
Efforts to obtain prior to the Closing any consents, approvals, authorizations and agreements of and to give all notices and make all other filings with, any third parties, including Governmental Authorities, necessary to authorize, permit or approve the consummation of the transactions contemplated hereby or to continue in effect and to assure that Subsidiary Corporation shall be entitled to all of the material benefits of Parent Corporation's material contracts (the
"Material Contracts"). Subsidiary Corporation and Parent Corporation shall cooperate with each other with respect thereto.

                                   ARTICLE V.
                              CONDITIONS PRECEDENT

    5.1 Conditions to Closing. The obligations of the parties hereto to close the transactions hereunder are subject to the following conditions precedent:

    (a) No investigation, action, suit or proceeding by any Governmental
Authority, and no action, suit proceeding by any other Person, shall be pending on the Closing Date which challenges, or might reasonably result in a challenge to, this Agreement or any of the transactions contemplated hereby, or which claims, or might reasonably give rise to a claim for, damages in a material amount as a result of the consummation of this Agreement.

    (b) All documents and instruments to be executed and delivered pursuant to this Agreement, including, without limitation, the documents and instruments to be delivered pursuant to Article III, shall be reasonably satisfactory to the parties hereto to whom such documents are to be delivered.

    (c) All required consents and approvals of any Governmental Authority and the consents and approvals of any other Persons and all permits, licenses and similar instruments shall have been obtained and be in full force and effect as of the Closing Date and such consents, approvals, permits, licenses and other instruments shall not impose any restrictions, limitations or conditions which would have a material adverse effect on the financial condition or results of operations of the Business.

                                   ARTICLE VI.
                                   TERMINATION

    6.1 Termination. This Agreement shall be terminated upon the occurrence of upon mutual agreement of Parent Corporation and Subsidiary Corporation.

                                  ARTICLE VII.
                                  MISCELLANEOUS

    7.1 Further Actions.

    (a) The parties hereto agree to use Reasonable Efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated hereby at or prior to the Closing.

    (b) Parent Corporation shall, and shall cause its Affiliates to, use
Reasonable Efforts to enter into such agreements and other arrangements
(including sublicenses and subleases) with the appropriate parties as are necessary to ensure that Subsidiary Corporation after the Closing own or hold the assets, properties and rights of CBD sufficient to operate the CBD as operated on the date hereof.

    (c) Subsidiary Corporation shall pay or cause to be paid the fees and expenses incurred in connection with this Agreement or, following the Closing, shall reimburse Parent Corporation for any such amounts, which amounts shall not constitute Retained Liabilities.

    7.2 Notices. Unless otherwise provided herein, any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and effective when delivered in person or by courier or nationally recognized overnight delivery service (with a receipt obtained therefor), or by facsimile transmission (with an executed copy mailed as described below), or effective on the date receipt is acknowledged when mailed by certified mail, postage prepaid, return receipt requested, as follows:

                           If to Parent Corporation:

                           Cadapult Graphics Systems, Inc.
                           40 Boroline Road
                           Allendale, NJ 07401
                           Attn.: Michael W. Levin, President

                           If to Subsidiary Corporation:

                           Cadapult Graphics Systems, Inc.
                           40 Boroline Road
                           Allendale, NJ 07401
                           Attn.: Board of Directors

or to such other place and with such other copies as either party may designate as to itself by written notice to the others.

    7.3 Entire Agreement. The agreement of the parties, which is comprised of this Agreement, the Exhibits and the Schedules hereto and the documents referred to herein, sets forth the entire agreement and understanding between the parties and supersedes any prior agreement or understanding, written or oral, relating to the subject matter of this Agreement.

    7.4 Assignment; Binding Effect; Severability. This Agreement may not be
assigned by any party hereto without the written consent of the other party.
This Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors, legal representatives and permitted assigns of each party hereto. The provisions of this Agreement are severable, and in the event that any one or more provisions are deemed illegal or unenforceable, the remaining provisions shall remain in full force and effect unless the deletion of such provision shall cause this Agreement to become materially adverse to any party, in which event the parties shall use Reasonable Efforts to arrive at an accommodation which best preserves for the parties the benefits and obligations of the offending provision.

    7.5 Governing Law. This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of
Delaware and enforced in the City, County and State of New Jersey.

    7.6 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

    7.7 Headings. The headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

    7.8 Amendment and Waiver. The parties may by mutual agreement amend this
Agreement in any respect, and any party, as to such party, may (a) extend the time for the performance of any of the obligations of any other party, (b) waive any inaccuracies in representations by any other party, (c) waive compliance by any other party with any of the agreements contained herein and performance of any obligations by such other party, and (d) waive the fulfillment of any condition that is precedent to the performance by such party of any of its obligations under this Agreement. To be effective, any such amendment or waiver must be in writing and be signed by the party against whom enforcement of the same is sought.

    7.9 Bulk sales law. Parent Corporation hereby waives compliance by
Subsidiary Corporation with the bulk transfer provisions of the Uniform
Commercial Code of any applicable jurisdiction in connection with the transfer to the Subsidiary Corporation.

                                 SIGNATURE PAGE

                               Subsidiary Corporation:

                               Cadapult Graphic Systems, Inc.,
                               a New Jersey corporation

                               By:      /s/ Michael W. Levin
                                  -----------------------------------------
                                        Michael W. Levin, President

Attest:

/s/ Frances Blanco
Frances Blanco, Secretary

Corporate seal

                               Parent Corporation:
                               Media Sciences International, Inc., f/k/a
                               Cadapult Graphic Systems, Inc.,
                               a Delaware corporation

                               By:      /s/ Michael W. Levin
                                  -----------------------------------------
                                        Michael W. Levin, President

Attest:

/s/ Frances Blanco
Frances Blanco, Secretary

Corporate seal